REPORT

on the

TRIUNE PROPERTY

Trout lake Area
Lardeau District
Revelstoke Mining Division
British Columbia

N Latitude: 50° 37’
W Longitude: 117° 22’

For:

IMPERIAL CONSOLIDATED CAPITAL
VANCOUVER, BRITISH COLUMBIA

By

W.G. TIMMINS, P.Eng.

September 15, 2003

TABLE OF CONTENTS

SUMMARY
INTRODUCTION AND TERMS OF REFERENCE
PROPERTY
LOCATION, ACCESS, TOPOGRAPHY AND CLIMATE
HISTORY OF THE PROPERTY
REGIONAL GEOLOGY
LOCAL GEOLOGY
Index Formation
Triune Formation
VEIN STRUCTURES
a) Silver Cup Vein Zone
b) Triune Vein Structure
c) Bul!wheel Vein Structure
d) Enterprise Vein Structure
ORE RESERVES
CONCLUSIONS AND RECOMMENDATIONS
ESTIMATED COSTS OF RECOMMENDED PROGRAM IN U.S. DOLLARS
STATEMENT OF QUALIFICATIONS
REFERENCES

FIGURES

(Not Included)

Figure 1	Location Map
Figure 2	Claim Map
Figure 3	Regional Geological Plan
Figure 4	Local Geology
Figure 5	Surface Plan Showing Vein Structures

SUMMARY

Imperial Consolidated Capital has acquired six Crown Granted mineral claims in the Revelstoke Mining Division by means of an Agreement to Purchase dated September 15, 2003 from Mr. William McCullagh.

The property is situated 15 miles southeast of the Village of Trout Lake which is located about 48 miles southeast of the Town of Revelstoke, British Columbia, some 300 miles east of the City of Vancouver, British Columbia, Canada.

The claims lie in extremely rugged terrain at elevations of 7,250 feet to 7,650 feet above sea level.  The property has been the scene of sporadic work since the original discovery and staking in the year 1900, and minor shipments of hand-picked ore were made in the early years.  The property also suffered legal, title and ownership problems for many years, however the problems were eventually solved in 1950.

The property is underlain by the Index and Triune Formations of the Lardeau Group of rocks, which include greenstones, phyllites, limestone, slates and argillites.

Historically, a small amount of hand-picked ore was shipped from the Triune vein structure to the smelter.

The principal mineralized quartz veins occur in sheared black slate and phyllite associated with fold structures within a major overturned anticline in Triune Formation rocks.

Further exploration is warranted in the Triune vein, Silver Cup extension and Bullwheel vein and a two-phased program consisting of road reconstruction, trenching, mapping and sampling, examination of old workings and, if favourable results are obtained, diamond drilling at a total estimated cost of both phases of $131,000.

Respectfully submitted,

/s/ “W.G. Timmins, P.Eng.”
W.G. Timmins, P.Eng.
September 15, 2003

INTRODUCTION AND TERMS OF REFERENCE

The author was retained by Imperial Consolidated Capital to assess and provide recommendations as to the potential of the Triune Property and, if merited, provide an exploration program and estimated budget.

The report is based on a review of past reports and documents made available to me by the company although the author is familiar with the area from past property inspections nearby.

PROPERTY

The property consists of six Crown Granted claims as follows (see Figure 2):

Crown Grant Claim Name	Lot Number
Kamloops	4952
Triune	5681
Enterprise	5682
Silver Chief	5683
Kamloops Fraction	5684
Revenge	5685

It should be noted that Crown Granted claims in the province of British Columbia gives the owner both surface and mining rights and are subject to minimal annual taxes.

The company has signed an agreement to purchase the property from William McCullagh.

LOCATION. ACCESS. TOPOGRAPHY AND CLIMATE

The claims are situated about 15 miles southeast of the Village of Trout Lake which is located some 48 miles southeast of the Town of Revelstoke, British Columbia, and can be accessed by paved road and ferry.  Revelstoke is located on the Trans Canada Highway some 300 miles east of Vancouver, B.C., as depicted in Figure 1.

Access to the property is provided by four-wheel drive road which will require rehabilitation by bulldozer.

The claims lie in extremely rugged terrain and the old workings were excavated in a cirque (basin) at the head of Triune Creek.

The claims range in elevation from about 7,250 feet above sea level to 7,650 feet above sea level and locally the topography is extremely steep.

Annual snowfall may be as much as 30 feet and the area of the workings is usually snow-free from mid July to October.

Heavy timber consisting of fir, cedar and hemlock grow below 4,500 feet.  Above 4,500 feet, there is sparse stunted timber and the old mine area is above timber.

There are no facilities at the site.

HISTORY OF THE PROPERTY

The Ferguson Brothers staked the claims in 1900 after the discovery of Iead-silver mineralization exposed by a retreating glacier.

An adit (horizontal tunnel) was driven 50 feet into the mountain in 1901 from which 96 tons of hand-picked ore was shipped to the smelter.  The values are reported as 0.90 oz/ton gold, 400 oz/ton silver and 50% lead.

A second adit was then excavated 140 feet below the #1 adit (discovery adit), from 1902 to 1905.

The property was then acquired by the Metropolitan Mining and Development Co. which operated from 1902 to 1905 completing 920 feet of tunnelling and raises (a raise is an excavated opening between different levels of underground tunnels).  It is reported by the B.C. Department of Mines in 1916 that shipments of ore from the Triune totalled 534 tons.

The property was then idle until 1916 due to litigation.

The Minnesota Gold and Silver Mining and Manufacturing Co. operated the property from 1916 to 1918, however particulars are unknown.  Details are scant, however it is known that an aerial tramway was constructed, some ore mined and shipped.

There was again activity by H.F. Upton and D.A. Lougheed in 1940 and, apparently, ore was stockpiled for shipment from the #2 and #3 adits, however the ore not shipped due to legalities.

The road to the property was made accessible for four-wheel drive vehicles in 1952.

Legalities, litigation and title and ownership problems have plagued the Triune property for many years, however these problems were cleared up by Mr. Isaac Miller in 1950.

In 1956, Richrock Mines Ltd. acquired the property.  Richrock retained Dolmage Campbell and Associates Ltd. of Vancouver who carried out a program of geological mapping in 1969.  Some rehabilitation of the #2 and #3 adits was also completed.

It appears that other than minimal prospecting, the property was again idle until 1979 at which time Richrock prepared a partial assay plan.

A.F. Roberts, P.Eng. prepared reports with work recommendations in 1978 and 1979.

As far as is known, no further work has been carried out up to the present time.

REGIONAL GEOLOGY (See Figure 3)

The Lardeau Mineral District lies near the northern end of the Kootenay Arc, a curving belt of complexly deformed sedimentary, volcanic, and metamorphic rocks.  From near Revelstoke, this belt extends southeasterIy to Kootenay Lake and then southerly into the United States.

Within the Kootenay Arc, a prominent geologic unit is the Lardeau Group of sedimentary and volcanic rocks of Paleozoic age.  The Lardeau Group is bounded by older rocks on the east but is intruded by batholithic rocks of Mesozoic age in the west.  Many smaller intrusive bodies occurring within the Lardeau Group are probably related to the batholithic intrusions.

Near Trout Lake, the Lardeau Group crops out over a width of 15 miles.  It is composed principally of argillites, phyllites, and grits which are tightly folded and partly overturned.  Northeast of Trout Lake, the folds plunge to the northwest.  A large important fold is the Silver Cup Anticline (Figure 3).  Many mineral prospects in the Ferguson area lie close to this anticline and the fault zone which flanks it on the northeast.  These mineral deposits lie in what is called the “Central” Mineral Belt of the Lardeau District.  The principal metallic minerals are pyrite, galena, sphalerite, argentiferous tetrahedrite, and locally chalcopyrite.  Quartz is the principal gangue mineral but siderite also is common in some veins.

The control of mineral deposition appears to have been largely structural.  Many of the veins were formed in fracture or shear zones in relatively incompetent beds adjacent to the more competent beds.

LOCAL GEOLOGY

Near the Triune Mine, the Lardeau group has been subdivided into five formations all exposed in the Silver Cup anticline (Figure 4).  The anticline is overturned to the west so that all the beds dip to the northeast, at 50° to 70°.  Of particular interest are the Index and Triune Formations at the base of the Lardeau Group (Figure 4).  The Triune Mine ore-shoots, and also those of the deposits lying less than a mile to the northwest in the Silver Cup Mine area, occur in a basal member of the Triune Formation near the contact with the Index Formation.

Although a general correlation has been made between beds on either side of the Triune Basin, correlation of specific beds is difficult.

Index Formation

The Index Formation is the oldest map unit exposed in the Triune Mine area.  It occupies the core of the main anticline and because the beds are overturned, it overlies the younger Triune Formation.

The Index Formation is comprised of greenstones and grey and green phyflites.  Minor limestone and black slate are present.  The greenstone, which is extensively altered by siderite (iron carbonate), may have been originally a tuff.  In some areas the greenstone contains numerous narrow, sill-like and cross-cutting bodies of what is tentatively mapped as carbonatized rhyolite.  Mariposite and lenticular, cross-cutting veinlets of quartz are in abundance in the rhyolite.

Triune Formation

The lower and upper units of the Triune Formation have many similarities and are distinguished principally on the basis of stratigraphic position.  On Silver Cup Ridge, three anticlinal axes appear to be present resulting in a repetition of the beds of the lower unit and in varying thicknesses.

On the Triune Mine side of the basin, two of the anticlinal axes, if present, would occur in the vicinity of the diorite intrusions and would be difficult to recognize.  A third axis is tentatively mapped to the west of the adits.

A middle unit of the Triune Formation is up to about 125 feet thick and is comprised of grey-green phyllite and tuff with some limy beds.  Sideritic alteration of the beds is common.  The upper unit is several hundred feet thick and is comprised of rusty, siliceous black slate, slaty argillite and black phyllite.  Along the western side of the Triune Basin, it contains numerous quartz lenses.

Outcropping within the Triune Basin and to the southwest are a number of small diorite bodies, probably belonging to a single intrusion.  The age of the diorite relative to the vein structures and mineralization is not known.  Thus, the ore potential within the diorite is not known.

VEIN STRUCTURES

The Silver Cup, Triune, Bullwheel and Enterprise comprise the four quartz vein structures exposed on the property.

The veins generally parallel the bedding foliation striking northwesterly and dipping 50° to 70° to the northeast.

a)

Silver Cup Vein Zone

The Silver Cup Mine, which is situated 3,000 to 4,000 feet northwest of the Triune workings, was the largest producer in the area.  Production was attained from four ore shoots in three quartz vein structures which occur in siliceous slates of the Triune Formation.  Mining was carried out to depths of 1,200 feet or some 400 below the elevation of the Triune #4 adit.

The Silver Cup vein structure has been traced onto the Triune property and is presumed to be truncated by the diorite intrusive.

b)

Triune Vein Structure

The Triune vein structure occurs in dark-grey to black siliceous slate and phyllite of the basal unit of the Triune vein which has been exploited by means of four adits excavated from a cliff above the Triune cirque.  The #2 and #4 adits are accessible.

It appears that mining was carried out from above the #3 adit to the #1 adit and surface.  According to Fyles and Eastwood (as reported in Bulletin No. 45, B.C. Dept. of Mines and Petroleum Resources), the total production of tonnage smelted was 653 tons of hand-picked ore which recovered 494,867 ponds of lead, 9,749 pounds of zinc, 335 ounces of gold, and 144,928 ounces of silver.

The #4 adit was developed on weak sinuous quartz veins.  A stronger quartz vein enters the tunnel about 530 feet from the portal (entrance) which may be an extension of the Enterprise vein rather than an intersection of the Triune vein.

About 600 feet to the northwest, the Triune vein structure is truncated or severed by the diorite intrusive, however it continues on the other side.

To the southeast, the Triune vein structure is exposed for a distance of some 1,300 feet.

c)

Bullwheel Vein Structure

The Bullwheel quartz vein occurs in black phyllites, is rusty, about 2 feet in width and contains pyrite and galena.  It has been exposed by the excavation of three short adits.  Little work has been carried out on this structure.

d)

Enterprise Vein Structure

The structure containing quartz veining about 250 feet northwest of the Triune #4 adit could be the vein exposed in the #4 adit however contains no mineralization other than a minor amount of pyrite.

ORE RESERVES

There are no proven ore reserves at the Triune property.

CONCLUSIONS AND RECOMMENDATIONS

The Triune property occurs in a favourable geologic environment and contains a previous semi-exploited vein structure (the Triune vein), and hosts other vein structures.

The principal quartz veins occur in sheared black slate and phyllite and are associated with fold structures within a major overturned anticline in Triune Formation rocks.

The principal veins, such as the Triune vein, Silver Cup vein extension, and Bullwheel vein, merit further exploration.

An initial two-phased exploration program is therefore recommended.

The program would consist of road access reconstruction, trenching to expose, map and sample the northwest extension of the Triune vein structure, examination of the workings and, if favourable, proceeding to a second phase of diamond drilling to further test extensions of the Triune and Silver Cup veins in the basin area at depth and to locate the Triune structure from the #4 adit.

ESTIMATED COSTS OF RECOMMENDED PROGRAM IN U.S. DOLLARS
PHASE I
1.	Road Reconstruction	$ 4,000
2.	Trenching and Blasting	3,000
3.	Mapping and Sampling	3,000
4.	Mobilization and Demobilization	2,000
5.	Transportation, Trucks, etc.	2,000
6.	Camp, Accommodation and Board costs	4,000
7.	Assay Costs	2,000
8.	Engineering, Supervision, reports, etc.	2,000

	Contingency @ 15%	3,300

	Total Cost - Phase I		$25,300

PHASE II
1.	Diamond Drilling including:
	mobilization/demobilization, camp costs, etc.
	Estimated: 2,500 feet NQ core @ $30/ft	$ 75,000
2.	Transport and Travel, Truck, etc.	5,000
3.	Assaying, Analyses	3,000
4.	Core Logging, On-site Supervision	5,000
5.	Engineering Reports	4,000

	Contingency @ 15%	13,800

	Total Cost - Phase II		$105,800

	TOTAL COST- PHASE I AND PHASE II		$131,100

Further work would be dependent upon results of the above recommended program of work.

Respectfully submitted,

/s/ “W.G. Timmins, P.Eng.”
W.G. Timmins, P.Eng.
September 15, 2003

STATEMENT OF QUALIFICATIONS

I, William G. Timmins, of the City of Vancouver, in the Province of British Columbia, do hereby certify that:

1.

I am a consulting geologist, with offices at 1016 - 470 Granville Street, Vancouver, B.C. V6C 1V5.

2.

I have been practising my profession for the past 36 years since university, having been engaged in the evaluation, exploration and development of mineral properties throughout Canada, the United States, Latin and South America, Australia and New Zealand.

3.

I am a graduate of the Provincial Institute of Mining, Haileybury, Ontario (1956) and attended Michigan Technological University 1962-1965, Geology and was licensed by the Professional Engineers Association of B.C. (geological discipline) in 1969.

4.

This report titled ‘Report on the Triune Property for Imperial Consolidated Capital” is based on published and private reports, maps and data provided by Imperial Consolidated Capital and in the public domain, and past visits to the area.  The author has reviewed relevant data prepared by reputable qualified persons and is responsible for his own geological analysis, conclusions and recommended exploration program.

5.

I have no interest, nor do I expect to receive any interest in the properties or securities of Imperial Consolidated Capital and am independent of the issuer.

6.

I consent to the filing of this report with any stock exchange and other regulatory authority, and any publication by them, including electronic publication in the company’s files or their websites accessible by the public.

/s/ “W.G. Timmins, P.Eng.”
W.G. Timmins, P.Eng.
September 15, 2003

REFERENCES

1956	A.G. Langley	Report on the Triune Mine.
1956	B.W. McDougall, P.Eng.	Report on the Triune Mine owned by Richrock Mines Ltd.
1970	L.T. Jory, P.Eng.,	Dolmage, Campbell & Associates,
	Peter J. Street, B.Sc.,M.Sc.	Richrock Mines Ltd., Progress Report.
1976	J.P. Elwell, P.Eng.	Report on Triune Property for Richrock Mines Ltd.
1978	A.F. Roberts, P.Eng.	Report on the Triune Property.
1979	A.F. Roberts, P.Eng.	Progress Report on the Triune Property.